Gran Tierra Energy Inc. Announces Fourth Quarter and Year-End Results for 2014

Reserves Reclassification and Impairment in Peru but Strong Funds Flow From Continuing Operations

CALGARY, Alberta, March 1, 2015, Gran Tierra Energy Inc. (“Gran Tierra”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the fourth quarter and year ended December 31, 2014. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Financial and operating highlights for the year include:

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Largely as a result of the current low commodity price environment, Gran Tierra has reevaluated its business strategy with a renewed focus on balancing the return and risk of its exploration and development projects. As a result, on February 19, 2015, Gran Tierra made the decision to cease all further development expenditures on the Bretaña field on Block 95 in Peru other than what is necessary to maintain tangible asset integrity and security. The high capital investment, associated debt financing and long-term payout horizon of this project does not align with Gran Tierra's shift in strategy as announced on February 2, 2015.

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As noted in the Gran Tierra press release dated February 2, 2015, the initial December 31, 2014, Proved plus Probable ("2P") and Proved plus Probable plus Possible ("3P") reserves associated with Peru were likely to be reduced subsequent to year-end due to mid-January Bretaña Sur 95-3-4-1X well drilling results. Considering the current low commodity price environment impact on project economics, and the significant aspects of the Bretaña field project which were no longer in line with Gran Tierra's strategy, the Board of Directors determined that they would not proceed with the further capital investment required to develop the Bretaña field. As a result of this decision, all 2P and 3P reserves associated with the Bretaña field were reclassified as Contingent Resources in a report with an effective date of January 31, 2015. Further as a result, $265.1 million of unproved properties relating to Block 95 were impaired at December 31, 2014. Gran Tierra expects to continue to identify and evaluate all options for the Bretaña field.

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In connection with the forgoing, Gran Tierra's qualified independent reserves evaluator, GLJ Petroleum Consultants Ltd. (“GLJ”), completed an update for the Bretaña field, with an effective date of January 31, 2015. Low estimate "1C", best estimate "2C", and high estimate "3C" net after royalty (“NAR”) contingent resources estimated for the Bretaña field are 31.0 million barrels of oil equivalent (“MMBOE”), 50.3 MMBOE, and 74.2 MMBOE of heavy oil, respectively, on a Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) basis. Gran Tierra has a 100% working interest in the Bretaña field.

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The low estimate (1C) is considered to be a conservative estimate of the quantity of resources that will actually be recovered. Those resources in the low estimate range have at least a 90% probability that the actual quantities recovered will be equal or exceed the estimate. The best estimate (2C) is considered to be the best estimate of the quantity of resources that will actually be recovered. The resources that fall within the best estimate have at least a 50% probability that the actual quantities recovered will be equal or exceed the estimate. The high estimate (3C) is considered to be an optimistic estimate of the quantity of resources that will actually be recovered. Those resources in the high estimate have at least a 10% probability that the actual quantities recovered will equal or exceed the estimate. These resources are considered contingent due to the lack of commitment to fund the project.

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Gran Tierra's total Proved (“1P”) oil and gas reserves NAR were 37.0 MMBOE at December 31, 2014, compared with 42.1 MMBOE in 2013 (100% light and medium oil and liquids compared with 95% at year-end 2013), and after producing 9.2 MMBOE of company interest oil and gas before royalties, inventory adjustments and losses or 7.0 MMBOE NAR before inventory adjustments and losses, excluding Argentina production.

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Excluding Peru reserves at December 31, 2014, total 2P reserves NAR , were 50.6 MMBOE compared with 111.9 MMBOE at December 31, 2013 (99% oil and liquids compared with 97% at year-end 2013) and total 3P reserves NAR were 65.9 MMBOE at December 31, 2014, compared with 183.9 MMBOE at December 31, 2013 (98% oil and liquids compared with 94% at year-end 2013). Including Peru reserves, total 2P and 3P reserves NAR were 108.5 MMBOE and 170.3 MMBOE, respectively, at December 31, 2014.

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In 2014, reserves were reduced by the sale of Gran Tierra's Argentina business unit which contributed 4.4 MMBOE NAR, 6.4 MMBOE NAR and 16.7 MMBOE NAR of 1P, 2P and 3P oil and gas reserves at December 31, 2013. The aforementioned reserves figures were calculated in accordance with the U.S. Securities and Exchange Commission (“SEC”) rules.

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As per NI 51-101 and the reserves definitions in the Canadian Oil and Gas Evaluation Handbook (“COGEH”), reserves NAR to Gran Tierra as at December 31, 2014, excluding Peru, were 37.5 MMBOE 1P, 51.2 MMBOE 2P and 67.3 MMBOE total 3P NAR reserves. This compares to NAR reserves as at December 31, 2013, of 41.7 MMBOE 1P, 111.8 MMBOE 2P, and 3P NAR reserves of 183.7 MMBOE. Including Peru reserves, total 2P and 3P reserves NAR were 108.9 MMBOE and 171.0 MMBOE, respectively, at December 31, 2014 on an NI 51-101 compliant basis.

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In 2014, oil and natural gas production averaged 25,182 barrels of oil equivalent per day (“BOEPD”) gross working interest ("WI"), or 19,283 BOEPD NAR before adjustment for inventory changes and losses or 18,523 BOEPD NAR adjusted for inventory changes and losses, compared with 25,638 BOEPD gross WI and 19,071 BOEPD NAR before adjustment for inventory changes and losses and 19,239 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2013. Approximately 99% of this production was oil, with the balance consisting of natural gas.

•	Revenue and other income for the year was $562.3 million, a 13% decrease compared with 2013.

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Loss was $171.3 million, representing $0.60 per share basic and diluted, compared with net income of $126.3 million, or $0.45 per share basic and $0.44 per share diluted, in 2013. Loss in 2014 included an impairment loss of $265.1 million in Gran Tierra's Peru cost center relating to costs incurred on Block 95.

•	Funds flow from continuing operations decreased to $311.3 million in 2014 from $343.2 million in 2013. See footnote (2) under "Financial Review" for additional disclosure.

•	Cash and cash equivalents were $331.8 million as at December 31, 2014, compared with $428.8 million as at December 31, 2013.

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In Colombia, Gran Tierra continued to focus on developing and enhancing recovery in its producing conventional light oil fields, including the Costayaco and Moqueta fields on the Chaza Block. During the year, Gran Tierra drilled and completed the Costayaco-20, Costayaco-21 and Costayaco-22 development wells as oil producers and commenced drilling the Costayaco-19i development well.

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Also in Colombia on the Moqueta field, Gran Tierra drilled the Moqueta-13 and Moqueta-15 development wells and completed them as producers. The Moqueta-16 development well was drilled and put on test production in December. Stimulation and further testing of that well is pending. The Moqueta-17 well was spud and drilling and completions carried on into 2015.

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Elsewhere in Colombia, Gran Tierra signed an agreement to acquire a 70% operated WI in the Putumayo-4 Block in the fourth quarter of 2014. This acquisition is subject to Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency) (“ANH”) approval.

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In Peru, subsequent to year-end, Gran Tierra drilled the Bretaña Sur 95-3-4-1X appraisal well on the L4 lobe on the Bretaña field. The oil column encountered was less than what was originally estimated by Gran Tierra prior to drilling. Gran Tierra also drilled the Bretaña-1WD water disposal well, and completed engineering and procurement and construction work in preparation for the long-term production test. On Block 107, Gran Tierra commenced the acquisition of 2D seismic.

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In Brazil, Gran Tierra successfully finished the dual completions of the 3-GTE-03-BA and 4-GTE-04-BA development wells on Block REC-T-155, completed a single stage fracture stimulation on the 1-GTE-8DP-BA exploration well and performed planning activities for future drilling.

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On June 25, 2014, Gran Tierra sold its Argentina business unit to Madalena Energy Inc. ("Madalena") (TSX-V: MVN) for aggregate consideration of $69.3 million, comprising $55.4 million in cash and $13.9 million in Madalena shares.

Production Review

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	2,103,492	94,902	2,198,394	2,237,773	46,112	2,283,885
Royalties	(439,452)	(15,309)	(454,761)	(566,257)	(6,577)	(572,834)
Inventory adjustment (2)	(166,642)	2,539	(164,103)	(5,623)	(424)	(6,047)
Production, NAR	1,497,398	82,132	1,579,530	1,665,893	39,111	1,705,004

Production per day, NAR (BOEPD)	16,276	893	17,169	18,108	425	18,533

	Year Ended December 31, 2014			Year Ended December 31, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	8,806,793	384,674	9,191,467	9,055,989	301,978	9,357,967
Royalties	(2,098,316)	(54,697)	(2,153,013)	(2,358,063)	(38,974)	(2,397,037)
Inventory adjustment (2)	(277,543)	58	(277,485)	85,181	(23,964)	61,217
Production, NAR	6,430,934	330,035	6,760,969	6,783,107	239,040	7,022,147

Production per day, NAR (BOEPD)	17,619	904	18,523	18,584	655	19,239

(1) Excludes amounts relating to discontinued operations. Oil and gas production, NAR and adjusted for inventory changes and losses, associated with discontinued operations was 1,361, 3,028 and 3,474 BOEPD for the years ended December 31, 2014, 2013 and 2012, respectively. Argentina production for the year ended December 31, 2014, was calculated to the date of sale of June 25, 2014.

(2) Adjusted for losses.

Financial Review

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Revenue and Other Income ($000s) (1)	$99,584	$140,624	(29)	$562,254	$649,129	(13)

(Loss) Income from Continuing Operations (000's) (1)	$(269,789)	$31,226	(964)	$(144,349)	$181,023	(180)
Loss from Discontinued Operations, Net of Income Taxes ($000s)	$—	$(43,691)	(100)	$(26,990)	$(54,735)	(51)
Net Income (Loss) ($000s)	$(269,789)	$(12,465)	2,064	$(171,339)	$126,288	(236)

Income (Loss) Per Share - Basic
(Loss) Income from Continuing Operations (1)	$(0.94)	$0.11	(955)	$(0.51)	$0.64	(180)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.15)	(100)	(0.09)	(0.19)	(53)
Net Income (Loss)	$(0.94)	$(0.04)	2,250	$(0.60)	$0.45	(233)
Income (Loss) Per Share - Diluted
(Loss) Income from Continuing Operations (1)	$(0.94)	$0.11	(955)	$(0.51)	$0.63	(181)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.15)	(100)	(0.09)	$(0.19)	(53)
Net Income (Loss)	$(0.94)	$(0.04)	2,250	$(0.60)	$0.44	(236)

(1) Excludes amounts relating to discontinued operations.

Net income or loss reconciled to funds flow from continuing operations (2) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
Funds Flow From Continuing Operations - Non-GAAP Measure ($000s)	2014	2013	2014	2013
Net income (loss)	$(269,789)	$(12,465)	$(171,339)	$126,288
Adjustments to reconcile net income (loss) to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	43,691	26,990	54,735
Depletion, depreciation, accretion and impairment	310,866	45,528	451,003	202,851
Deferred tax expense (recovery)	32,919	(5,371)	34,350	(28,865)
Non-cash stock-based compensation	1,110	2,497	5,451	8,002
Unrealized financial instruments loss	6,944	—	9,383	—
Unrealized foreign exchange (gain) loss	(29,190)	(1,949)	(38,441)	(18,799)
Cash settlement of asset retirement obligation	(585)	(1,141)	(796)	(2,068)
Other loss	—	—	—	4,400
Other gain	(2,000)	—	(2,000)	—
Equity tax	—	—	(3,283)	(3,345)
Funds flow from continuing operations	$50,275	$70,790	$311,318	$343,199

(2) Funds flow from continuing operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America ("GAAP"). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from continuing operations, as presented, is net income or loss adjusted for loss from discontinued operations, net of income taxes, depletion, depreciation, accretion and impairment ("DD&A") expenses, deferred tax recovery or expense , non-cash stock-based compensation, unrealized loss on financial instruments, unrealized foreign exchange gain or loss, cash settlement of asset retirement obligation, other loss and other gain , and equity tax.

Fiscal 2014 Financial Highlights:

As previously discussed, in the year ended December 31, 2014, Gran Tierra recorded an impairment loss in its Peru cost center of $265.1 million. This impairment charge related to costs incurred on Block 95 and was as a result of the lack of continued investment planned for the block.

Revenue and other income decreased by 13% to $562.3 million in 2014 compared with $649.1 million in 2013. The decrease was due to the combined effect of decreased production and lower realized prices. Average realized oil prices decreased by 10% to $83.22 per barrel (“bbl”) in 2014 from $92.31 per bbl in 2013 primarily as a result of lower benchmark prices and a decrease in the Ecopetrol S.A. (“Ecopetrol”) received price due to an increase in the port operations fee effective July 1, 2014 as described below. During 2014, an oil inventory and losses ("oil inventory") increase primarily in Colombia accounted for 0.3 MMbbl or 760 barrels of oil per day ("bopd") of reduced production compared with an oil inventory decrease in 2013 which accounted for 0.1 MMbbl or 168 bopd increased production. The oil inventory increase in 2014 was due to the timing of revenue recognition for deliveries to a customer with a protracted sales cycle and oil inventory in the Ecopetrol-operated Trans-Andean oil pipeline (the “OTA pipeline”) and associated Ecopetrol owned facilities. In addition, oil inventory in Gran Tierra's tanks in the Putumayo Basin increased primarily as a result of normal OTA pipeline operations in December 2014. The average Brent oil price for 2014 was $99.02 per bbl compared with $108.64 per bbl in 2013. The average West Texas Intermediate oil price for 2014 was $93.00 per bbl compared with $97.97 per bbl in 2013.

During 2014, 52% of Gran Tierra's oil and gas volumes sold in Colombia were delivered through transportation alternatives to the OTA pipeline. The effect on the Colombian realized price in 2014 for sales using these transportation alternatives was a reduction of approximately $2.02 per barrel of oil equivalent ("BOE"), compared with delivering all of the Company's Colombian oil through the OTA pipeline. Sales using these transportation alternatives during 2013 were 64% of Gran Tierra's oil and gas volumes sold in Colombia and the effect on the Colombian realized price was a reduction of approximately $9.68 per BOE. Additionally, an increase in the Port of Tumaco tariff effective July 1, 2014, reduced Gran Tierra's realized Colombia oil price by approximately $0.73 per bbl in 2014. Production during 2014 reflected approximately 180 days of oil delivery restrictions in Colombia compared with 229 days of oil delivery restrictions in 2013.

Operating expenses in 2014 were $113.9 million, or $16.85 per BOE, compared with $110.2 million, or $15.69 per BOE, in 2013. The effect of decreased production was more than offset by increased operating costs per BOE. Operating costs per BOE increased primarily due to higher pipeline and trucking costs due to higher sales using the OTA pipeline which carried higher transportation costs instead of the realized price reductions that Gran Tierra incurs with some alternative customers, and increased workover expenses.

DD&A expenses in 2014 increased to $451.0 million from $202.9 million in 2013. As previously discussed, DD&A expenses in 2014 included $265.1 million of impairment charges in Gran Tierra's Peru cost center , whereas DD&A expenses in 2013 included a $2.0 million ceiling test impairment in Gran Tierra's Brazil cost center. On a per BOE basis, the depletion rate increased by 131% to $66.71 from $28.89 due to an increase in the impairment charge and increases in costs in the depletable base, partially offset by increased reserves.

General and administrative (“G&A”) expenses in 2014 of $51.2 million ($7.58 per BOE) increased by 25% from $41.1 million ($5.86 per BOE) in 2013. The increase was primarily associated with increased activity for expanded operations in Peru, increased salary expenses and higher consulting expenses.

Financial instruments loss was $4.7 million in 2014 comprising unrealized financial instruments loss of $9.4 million and realized financial instrument gains of $4.7 million. Financial instrument loss in 2014 included a $6.3 million unrealized loss on the Madalena shares Gran Tierra received in connection with the sale of its Argentina business unit. Financial instruments loss in 2014 also included a $1.6 million gain on Gran Tierra's Colombian peso non-deliverable forward contracts.

Other loss of $4.4 million in 2013 related to a contingent loss accrued in connection with a legal dispute in which Gran Tierra received an adverse legal judgment in the first quarter of 2013. The amount awarded was denominated in barrels of oil. Gran Tierra has filed an appeal against the judgment. Other gain of $2.0 million in 2014 related to a reduction in the value of the contingent loss, due to lower oil prices.

In 2014, the foreign exchange gain was $39.5 million (2013 - $18.7 million), of which $38.4 million (2013 - $18.8 million) was an unrealized non-cash foreign exchange gain. The unrealized foreign exchange gain in 2014 was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian peso.

Income tax expense was $127.2 million in 2014 compared with $128.3 million in 2013. The decrease was primarily due to lower taxable income in Colombia and lower taxes in Brazil, partially offset by the impact of future tax rate changes in Colombia. In 2014, tax legislation was enacted in Colombia which increased the 2015 to 2018 tax rates resulting in an increase of the Colombian deferred tax liability of approximately $31.0 million. In 2013 in Brazil, a net payment of $54.0 million from a third party in connection with the termination of a farm-in agreement resulted in a current tax expense of approximately $10.4 million.

Loss from continuing operations in 2014 was $144.3 million, or $0.51 per share basic and diluted, compared with income from continuing operations of $181.0 million, or $0.64 per share basic and $0.63 per share diluted, in 2013. As previously discussed, in 2014, Gran Tierra recorded an impairment loss of $265.1 million in its Peru cost center relating to costs incurred on Block 95.

Loss from discontinued operations, net of income taxes, was $27.0 million, or $0.09 per share basic and diluted in 2014, compared with $54.7 million, or $0.19 per share basic and diluted in 2013. In 2014, loss from discontinued operations, net of tax, included loss on disposal of the Argentina business unit of $19.3 million.

Loss in 2014 was $171.3 million, or $0.60 per share basic and diluted, compared with net income of $126.3 million or $0.45 per share basic and $0.44 per share diluted, in 2013. As previously discussed, in 2014, Gran Tierra recorded an impairment loss of $265.1 million in its Peru cost center relating to costs incurred on Block 95 and was as a result of the lack of continued investment planned for the block. Additionally, the decrease was due to lower income from continuing operations and the recognition of a loss on sale of the Argentina business unit, partially offset by the effect of the ceiling test impairment loss of $30.8 million in Gran Tierra's Argentina cost center in 2013.

Balance Sheet Highlights:

Cash and cash equivalents were $331.8 million at December 31, 2014, compared with $428.8 million at December 31, 2013. The decrease in cash and cash equivalents in 2014 was primarily the result of cash capital expenditures of $347.0 million, cash used in operating activities of discontinued operations of $4.8 million and a $97.9 million change in assets and liabilities from operating activities of continuing operations , partially offset by funds flow from continuing operations of $311.3 million, cash provided by investing activities of discontinued operations of $30.4 million, and proceeds from the issuance of shares of common stock of $11.1 million.

Working capital (including cash and cash equivalents) was $239.8 million at December 31, 2014, a $6.0 million decrease from December 31, 2013.

Reserves and Production Highlights:

Reserves NAR calculated in accordance with SEC rules as at December 31, 2014, excluding Peru, were 37.0 MMBOE 1P, 50.6 MMBOE 2P and 65.9 MMBOE 3P. This compares to NAR reserves as at December 31, 2013, of 42.1 MMBOE 1P, 111.9 MMBOE 2P and 3P NAR reserves of 183.9 MMBOE.

As per NI 51-101 and the reserves definitions in COGEH, reserves NAR as at December 31, 2014, excluding Peru, were 37.5 MMBOE 1P, 51.2 MMBOE 2P, and 67.3 MMBOE 3P. This compares to NAR reserves as at December 31, 2013, of 41.7 MMBOE 1P, 111.8 MMBOE 2P and 183.7 MMBOE 3P.

The Bretaña field on Block 95 is an onshore Vivian reservoir crude oil development project with active aquifer support located in northern Peru and contemplates using established technology to develop a conventional reservoir. In February 2015, largely as a result of the current low commodity price environment, Gran Tierra re-evaluated its business strategy with a renewed focus on balancing the return and risk of its exploration and development projects. Considering the current low commodity price environment impact on project economics, and the significant aspects of the Bretaña field project which were no longer in line with Gran Tierra's strategy, the Board of Directors determined that they would not proceed with the further capital investment required to develop the Bretaña field and thus have classified the project as Development on Hold. With the field development now contingent on financing as well as economics, all existing reserves in Peru were re-classified as Contingent Resources. In line with this revised strategy, Gran Tierra has ceased all further development expenditures on the Bretaña field other than what is necessary to maintain tangible asset integrity and security. The Bretaña field is economic at GLJ's price forecast but the high capital investment, associated debt financing and long-term payout horizon of the project does not align with Gran Tierra's shift in strategy. The significant factors that could impact the project is a dramatic change in commodity prices or a shift in Gran Tierra's strategy. The Bretaña field 2P and 3P reserves were then reclassified as Contingent Resources in a report with an effective date of January 31, 2015. Gran Tierra expects to continue to identify and evaluate all options for the Bretaña field.

Gran Tierra's qualified independent reserve evaluator, GLJ, has completed an update for the Bretaña field with an effective date of January 31, 2015, with low estimate "1C", best estimate "2C", and high estimate "3C" NAR contingent resources estimated to be 31.0 MMBOE, 50.3 MMBOE, and 74.2 MMBOE of heavy oil, respectively, on an NI 51-101 basis. Gran Tierra has a 100% working interest in the Bretaña field.

Production for 2014 averaged 19,283 BOEPD NAR before inventory changes and losses or 18,523 BOEPD NAR after inventory changes and losses, compared with 19,071 BOEPD NAR before inventory changes and losses or 19,239 BOEPD NAR after inventory changes and losses in 2013. Annual production for 2014 consisted of 17,619 BOEPD NAR in Colombia and 904 bopd NAR in Brazil, all adjusted for inventory changes and losses. During 2014, an oil inventory increase accounted for 0.3 MMbbl or 760 bopd of reduced production compared with an oil inventory decrease in 2013 which accounted for 0.1 MMbbl or 168 bopd increased production. Production in the fourth quarter of 2014 averaged 18,953 BOEPD NAR before inventory changes and losses or 17,169 BOEPD NAR after inventory changes and losses.

As previously announced, Gran Tierra has revised its 2015 capital spending program. With the revised program, Gran Tierra is expecting 2015 production to average between 21,500 and 22,500 BOEPD gross WI or between 18,200 and 19,200 BOEPD NAR. Production from Colombia is expected to be approximately 17,750 BOEPD NAR, with Costayaco contributing approximately 10,140 BOEPD NAR and Moqueta contributing approximately 5,540 BOEPD NAR assuming a 2% contingency for potential delivery disruptions. The revised preliminary 2015 capital spending program also includes 958 BOEPD NAR from Brazil and does not include any production from Peru. Approximately 99% of this expected production is oil, with the balance natural gas.

Fourth Quarter 2014 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (100% WI and operator)

During the fourth quarter, Gran Tierra drilled and completed the Moqueta-16 development well and completed the Moqueta-15 development well. The Moqueta-17 development well was spud in December and drilling and completions continued into the first quarter of 2015. Also in the fourth quarter, Gran Tierra began drilling the Eslabón Sur Deep-1 exploration well and commenced civil works for the Eslabón Sur Shallow-1 exploration well. Both wells are targeting the same Cretaceous Sandstones encountered in the Costayaco and Moqueta discoveries. Subsequent to year-end, the Eslabón Sur Deep-1 exploration well reached a true vertical depth of 9,708 feet. Mud log and electric log data acquired during and after drilling indicated only non-commercial hydrocarbons present in the primary Caballos Reservoir. The secondary Kg Reservoir was encountered twice as a result of faulting in the structure. The upper Kg Reservoir encountered 24 feet of net oil pay and the lower Kg Reservoir encountered 4 feet of net oil pay. The Eslabón Sur Deep-1 well has been suspended for further evaluation of these pay zones.

Cauca-7 Block (100% WI and operator)

In the fourth quarter of 2014, Gran Tierra began the acquisition of 2-D seismic on this block. The program consists of 95km of seismic and work continued into the beginning of 2015.

Sinu-1 Block (60% WI and operator)

In the fourth quarter, Gran Tierra completed the acquisition of 496 km 2-D seismic. Processing is underway.

Sinu-3 Block (51% WI and operator)

Gran Tierra completed the acquisition of 334km of 2D seismic on this block in the fourth quarter.

Putumayo-4 Block (70% WI and operator)

Gran Tierra signed an agreement to acquire a 70% operated working interest in the Putumayo-4 Block in the fourth quarter of 2014. This acquisition is subject to completion of due diligence associated with the Putumayo-4 Exploration and Production Contract to Gran Tierra's satisfaction and ANH approval.

Peru

Block 95 (100% WI and operator)

In the fourth quarter of 2014, Gran Tierra completed engineering and procurement and construction work in preparation for long-term production test, and continued to purchase long-lead items for future drilling activities on this field. Gran Tierra also drilled the Bretaña Sur 95-3-4-1X appraisal well on the L4 lobe on the Bretaña field. Subsequent to year-end the well encountered approximately six feet of oil pay above the oil-water contact in the Vivian Sandstone Reservoir. As discussed in the Reserves and Production Highlights section of this press release, in February 2015, Gran Tierra determined that it would cease all further development expenditures on the Bretaña field on Block 95 other than what is necessary to maintain tangible asset integrity and security.

Block 107 (100% WI and operator)

During the fourth quarter, Gran Tierra neared the completion of the acquisition of 310 km of 2-D seismic and continued the refurbishment of a base camp.

Brazil

Blocks REC-T-129, REC-T-142, REC-T-155 and REC-T-224 (100% WI and operator)

During the fourth quarter, Gran Tierra performed planning activities for future drilling activity.

Blocks REC-T-86, REC-T-117 and REC-T-118 (100% WI and operator)

In 2014, Gran Tierra initiated the preparation phase of the 120 square kilometers of 3-D seismic on these three blocks.

2015 Capital Program

Gran Tierra's revised preliminary 2015 capital program now consists of $140 million for operations in Colombia, Peru and Brazil. The program allocates $50 million to drilling, $41 million for facilities, pipelines and other and $49 million to geological and geophysical activities. Approximately $37 million of the capital program is dedicated to the maintenance of existing production while approximately $24 million is dedicated to drilling in Colombia.

Conference Call Information:

Gran Tierra will host its fourth quarter 2014 results conference call on Monday March 2, 2015, at 8:00 a.m. Mountain Time (“MT”).

Executive Chairman, Jeffrey Scott, Interim President and Chief Executive Officer, Duncan Nightingale and Chief Financial Officer, James Rozon, will discuss Gran Tierra's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-688-0836 (domestic) or 1-617-614-4072 (international), pass code 98393662. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning at 11:00 a.m. MT until 9:59 p.m. MT on April 3, 2015.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 51686433.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long-term performance or of ultimate recovery.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of 3P reserves.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “continue”, “expect”, “plan”, “will”, “potential”, “estimates”, derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra’s planned capital program and the amount, timing and allocation of capital, including under the captions “2015 Capital Program” and “Reserves and Production Highlights”; production expectations; Gran Tierra’s planned operations and the approximate cost thereof, including as described under the caption “Reserves and Production Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward looking statements contained in this news release contain information on contingent resources at the Bretaña field in Peru. There is no certainty that it will be commercially viable to produce any portion of the resources. Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Economic contingent resources are those contingent resource that are currently economically recoverable. Sub-economic contingent resources are those contingent resources that are not currently economically recoverable. A project is classified as development on hold where there is a reasonable chance of development but there are major non-technical contingencies to be resolved that are usually beyond the control of the operator.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, assumptions relating to log evaluations, the accuracy of reserves estimates, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not resume on the timelines or to the capacity expected by or favorable to Gran Tierra;

attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserves recovery improvements, currently anticipated by Gran Tierra; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra is based upon the current expectations of the management of Gran Tierra, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra’s Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K dated February 27, 2015. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, where the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:

Jeffrey Scott - Executive Chairman
403-265-3221
Or
Duncan Nightingale - Interim President and CEO
403-265-3221

info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
REVENUE AND OTHER INCOME
Oil and natural gas sales	$98,888	$139,640	$559,398	$646,955
Interest income	696	984	2,856	2,174
	99,584	140,624	562,254	649,129
EXPENSES
Operating	32,788	29,090	113,949	110,172
Depletion, depreciation, accretion and impairment	310,866	45,528	451,003	202,851
General and administrative	11,104	11,235	51,249	41,115
Financial instruments loss	6,945	—	4,722	—
Other loss	—	—	—	4,400
Other gain	(2,000)	—	(2,000)	—
Foreign exchange gain	(32,931)	(144)	(39,535)	(18,693)
	326,772	85,709	579,388	339,845

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(227,188)	54,915	(17,134)	309,284
Income tax expense	(42,601)	(23,689)	(127,215)	(128,261)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(269,789)	31,226	(144,349)	181,023
Loss from discontinued operations, net of income taxes	—	(43,691)	(26,990)	(54,735)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(269,789)	(12,465)	(171,339)	126,288
RETAINED EARNINGS, BEGINNING OF PERIOD	509,411	423,426	410,961	284,673
RETAINED EARNINGS, END OF PERIOD	$239,622	$410,961	$239,622	$410,961

INCOME (LOSS) PER SHARE
BASIC
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(0.94)	$0.11	$(0.51)	$0.64
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.15)	(0.09)	(0.19)
NET INCOME (LOSS)	$(0.94)	$(0.04)	$(0.60)	$0.45

DILUTED
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(0.94)	$0.11	$(0.51)	$0.63
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.15)	(0.09)	(0.19)
NET INCOME (LOSS)	$(0.94)	$(0.04)	$(0.60)	$0.44

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	286,235,404	283,166,442	284,715,785	282,808,497
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	286,235,404	287,142,893	284,715,785	286,127,897

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	As at December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$331,848	$428,800
Restricted cash	1,836	1,478
Accounts receivable	83,227	49,703
Marketable securities	7,586	—
Inventory	17,298	13,725
Taxes receivable	15,843	9,980
Prepaids	6,000	6,450
Deferred tax assets	1,552	2,256
Total Current Assets	465,190	512,392

Oil and Gas Properties (using the full cost method of accounting)
Proved	801,075	794,069
Unproved	316,856	456,001
Total Oil and Gas Properties	1,117,931	1,250,070
Other capital assets	11,013	10,102
Total Property, Plant and Equipment	1,128,944	1,260,172

Other Long-Term Assets
Restricted cash	2,037	2,300
Deferred tax assets	601	1,407
Taxes receivable	9,684	18,535
Other long-term assets	5,013	7,163
Goodwill	102,581	102,581
Total Other Long-Term Assets	119,916	131,986

Total Assets	$1,714,050	$1,904,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$112,401	$72,400
Accrued liabilities	75,430	89,567
Foreign currency derivative	3,057	—
Taxes payable	25,412	102,887
Deferred tax liabilities	1,040	1,193
Asset retirement obligation	8,026	518
Total Current Liabilities	225,366	266,565

Long-Term Liabilities
Deferred tax liabilities	175,324	177,082
Asset retirement obligation	27,786	21,455
Other long-term liabilities	8,889	9,540
Total Long-Term Liabilities	211,999	208,077

Shareholders’ Equity
Common Stock (276,072,351 and 272,327,810 shares of Common Stock and 10,119,745 and 10,882,440 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2014 and December 31, 2013, respectively)	10,190	10,187
Additional paid in capital	1,026,873	1,008,760
Retained earnings	239,622	410,961
Total Shareholders’ Equity	1,276,685	1,429,908

Total Liabilities and Shareholders’ Equity	$1,714,050	$1,904,550

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating Activities
Net income (loss)	$(269,789)	$(12,465)	$(171,339)	$126,288
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	—	43,691	26,990	54,735
Depletion, depreciation, accretion and impairment	310,866	45,528	451,003	202,851
Deferred tax expense (recovery)	32,919	(5,371)	34,350	(28,865)
Non-cash stock-based compensation	1,110	2,497	5,451	8,002
Unrealized loss on financial instruments	6,944	—	9,383	—
Unrealized foreign exchange (gain) loss	(29,190)	(1,949)	(38,441)	(18,799)
Cash settlement of asset retirement obligation	(585)	(1,141)	(796)	(2,068)
Other loss	—	—	—	4,400
Other gain	(2,000)	—	(2,000)	—
Equity tax	—	—	(3,283)	(3,345)
Net change in assets and liabilities from operating activities of continuing operations
Accounts receivable and other long-term assets	26,751	94,529	(34,473)	58,955
Inventory	(1,203)	1,576	(2,891)	14,168
Prepaids	(2,561)	(1,368)	4	(2,458)
Accounts payable and accrued and other long-term liabilities	1,539	(422)	558	(8,754)
Taxes receivable and payable	(5,980)	3,755	(61,064)	84,687
Net cash provided by operating activities of continuing operations	68,821	168,860	213,452	489,797
Net cash provided by (used in) operating activities of discontinued operations	—	2,914	(4,792)	31,064
Net cash provided by operating activities	68,821	171,774	208,660	520,861

Investing Activities
(Increase) decrease in restricted cash	(973)	3,346	(96)	(1,590)
Additions to property, plant and equipment	(96,393)	(93,985)	(347,027)	(343,591)
Proceeds from oil and gas properties	—	—	—	55,524
Net cash used in investing activities of continuing operations	(97,366)	(90,639)	(347,123)	(289,657)
Proceeds from sale of Argentina business unit, net of cash sold and transaction costs	—	—	42,755	—
Net cash used in investing activities of discontinued operations	—	(5,695)	(12,384)	(18,799)
Net cash (used in) provided by investing activities of discontinued operations	—	(5,695)	30,371	(18,799)
Net cash used in investing activities	(97,366)	(96,334)	(316,752)	(308,456)

Financing Activities
Proceeds from issuance of shares of Common Stock	(37)	296	11,140	3,771
Net cash provided by financing activities	(37)	296	11,140	3,771

Net (decrease) increase in cash and cash equivalents	(28,582)	75,736	(96,952)	216,176
Cash and cash equivalents, beginning of year	360,430	353,064	428,800	212,624
Cash and cash equivalents, end of year	$331,848	$428,800	$331,848	$428,800